                                                Filed Pursuant to Rule 424(b)(3)
                                    Registration Nos. 333-75678 and 333-75678-05



                           PROSPECTUS SUPPLEMENT NO. 2
                      TO PROSPECTUS DATED JANUARY 25, 2002

                   $200,000,000 AGGREGATE PRINCIPAL AMOUNT OF
                5% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2008
                  ISSUED BY FAIRCHILD SEMICONDUCTOR CORPORATION

                                       AND

                  6,666,666 SHARES OF THE CLASS A COMMON STOCK
                 OF FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
                      ISSUABLE UPON CONVERSION OF THE NOTES


         This prospectus supplement no. 2 relates to the resale by the selling holders of 5% Convertible Senior Subordinated Notes Due 2008 issued by Fairchild Semiconductor Corporation and the shares of Class A common stock of Fairchild Semiconductor International, Inc. issuable upon the conversion of the notes.

         This prospectus supplement should be read in conjunction with the prospectus dated January 25, 2002, which is to be delivered with this prospectus supplement.

         The following table contains information as of April 26, 2002 with respect to certain selling holders and the principal amount of notes beneficially owned by each of the selling holders listed herein that may be offered using the prospectus and this prospectus supplement. All information in the following table is based on information provided by or on behalf of the selling holders and may have changed as of the date hereof. As to those selling holders that are listed in both the prospectus and this prospectus supplement, information listed in this prospectus supplement reflects updated information received from such selling holder prior to the date hereof. Because the selling holders may, pursuant to the prospectus and this prospectus supplement, offer all or a portion of their notes or the common stock issuable upon conversion of the notes, we cannot estimate the amount of the notes or common stock issuable upon conversion of the notes that will be held by the selling holders upon the termination of any particular offering. The column showing ownership after completion of the offering assumes that the selling holders will sell all of the securities offered by the prospectus and this prospectus supplement. The selling holders listed in the table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information in the table is presented. Information about the selling holders may change over time. Any change in this information will be set forth in prospectus supplements, if required. None of the selling holders or any of its affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us or our affiliates within the past three years.

                                 SELLING HOLDERS

         The following table sets forth information with respect to the selling holders of the notes and the respective principal amount of the notes beneficially owned by each selling holder that may be offered pursuant to this prospectus.


                                                                                            PRINCIPAL
                                                               PRINCIPAL       PRINCIPAL    AMOUNT OF
                                                               AMOUNT OF       AMOUNT OF   NOTES HELD
                                                                 NOTES       NOTES OFFERED AFTER THIS
SELLING HOLDER                                              CURRENTLY HELD      HEREBY      OFFERING
--------------                                              --------------      ------      --------
Arkansas Teachers Retirement System...........................$ 3,390,000        $ 3,390,000    $      0
Bear, Stearns & Co., Inc......................................$ 2,510,000        $ 2,510,000    $      0
White River Securities L.L.C..................................$ 2,510,000        $ 2,510,000    $      0
Thomas Weisel Partners........................................$ 2,350,000        $ 2,350,000           0
San Diego County Convertible..................................$ 1,618,000        $ 1,618,000    $      0
Nicholas Applegate Convertible Fund...........................$ 1,532,000        $ 1,532,000    $      0
State of Oregon/SAIF Corporation..............................$ 1,200,000        $ 1,200,000    $      0
San Diego City Retirement.....................................$ 1,067,000        $ 1,067,000    $      0
Wyoming State Treasurer.......................................$   952,000        $   952,000    $      0
Baptist Health of South Florida...............................$   556,000        $   556,000    $      0
Motion Pictures Industry......................................$   535,000        $   535,000    $      0
Screen Actors Guild Pension Convertible.......................$   493,000        $   493,000    $      0
Lumberman's Mutual Casualty...................................$   485,000        $   485,000    $      0
Wake Forest University Convertible Arbitrage..................$   370,000        $   370,000    $      0
Writers Guild-Industry Health Fund............................$   291,000        $   291,000    $      0
Southern Farm Bureau Life Insurance...........................$   245,000        $   245,000    $      0
Starvest Combined Portfolio...................................$   240,000        $   240,000    $      0
AIG/National Union Fire Insurance.............................$   235,000        $   235,000    $      0
Aloha Pilots Retirement Trus..................................$   200,000        $   200,000    $      0
Physicians Life...............................................$   179,000        $   179,000    $      0
C&H Sugar Company Inc.........................................$    45,000        $    45,000    $      0
Ondeo Nalco...................................................$    45,000        $    45,000    $      0
Aloha Airlines Non-Pilots Pension Trust.......................$    35,000        $    35,000    $      0
Hawaiian Airlines Pilots Retirement Plan......................$    35,000        $    35,000    $      0
Nicholas Applegate Global Holdings LP.........................$    35,000        $    35,000    $      0
Drury University..............................................$    15,000        $    15,000    $      0
Hawaiian Airlines Employees Pension Plan-IAM..................$    15,000        $    15,000    $      0
Larry L. Hillblom Foundation, Inc.............................$    15,000        $    15,000    $      0
Hawaiian Airlines Pension Plan for Salaried Employees.........$     5,000        $     5,000    $      0
      Total...................................................$21,203,000        $21,203,000    $      0

INVESTING IN THESE SECURITIES INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.


            The date of this prospectus supplement is April 26, 2002.